Exhibit 99
                                                                   ----------




                             MEREDITH CORPORATION
                          FISCAL 2000 SECOND QUARTER
                        EARNINGS PER SHARE AT-A-GLANCE


               (Note:  All figures are adjusted for stock splits)



-- The chart below depicts comparable quarterly and fiscal-year diluted earnings per share (EPS) before nonrecurring items and discontinued operations.


                  1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.   Fiscal Year
                  --------   --------   --------   --------   -----------
    F1993            .06        .09        .10        .10          .35
    F1994            .08        .13        .16        .13          .50
    F1995            .14        .19        .18        .20          .71
    F1996            .17        .22        .24        .28          .91
    F1997            .22        .31        .33        .36         1.22
    F1998            .27        .40        .37        .42         1.46
    F1999            .32        .47        .41        .44         1.64
    F2000            .34        .48


-- Net earnings for the fiscal 2000 second quarter ended December 31, 1999, were 48 cents per share, compared to 47 cents per share in the prior-year second quarter.

-- For the first half of fiscal 2000, earnings were 82 cents per share. For the first half of fiscal 1999, earnings before nonrecurring items were 79 cents per share.

-- Fiscal 2000 second quarter and year-to-date earnings include dilution of 5 cents per share and 13 cents per share, respoectively, from the March 1, 1999, acquisition of WGNX-TV (CBS,Atlanta).